                                                                     Exhibit 7.1

                           MICHAEL MAASTRICHT, C.P.A.
                           Certified Public Accountant

10640 North 28th Drive, Suite C-209                         (602) 375-2926 - ofc
Phoenix, Arizona  85029                                     (602) 375-2761 - fax



                          Independent Auditor's Report
                          ----------------------------

The Members
Tucson Saint Mary's Suite Hospitality, LLC:

We have audited the accompanying balance sheet of Tucson Saint Mary's Suite Hospitality, LLC (An Arizona Limited Liability Company) as of December 31, 1997, and the related statements of operations and members' deficit and cash flows for the year ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tucson Saint Mary's Suite Hospitality, LLC as of December 31, 1997, and the results of its operations and cash flows for the year ended in conformity with generally accepted accounting principles.



February 27, 1998                                    Michael Maastricht, C.P.A.
Phoenix, Arizona





                                     Member
               American Institute of Certified Public Accountants
                 Arizona Society of Certified Public Accountants

                   TUCSON SAINT MARY'S SUITE HOSPITALITY, LLC
                                  Balance Sheet
                                December 31, 1997


         ASSETS
         ------

Cash                                                                $    16,617
Accounts receivable                                                      51,999
Inventory                                                                95,643
Land                                                                    900,000
Buildings and equipment pledged, at cost, net of
  accumulated depreciation                                            5,415,062
Deferred loan fees, net of accumulated amortization                      85,000
Cash held in escrow                                                      90,452
Other assets                                                             11,277
                                                                    -----------

                                                                    $ 6,666,050
                                                                    ===========

         LIABILITIES AND MEMBERS' DEFICIT
         --------------------------------

Accounts payable                                                    $   391,484
Accrued expenses                                                        298,403
Deed of trust                                                         6,000,000
Line of credit                                                           50,000
Advances from affiliates                                              1,140,428
                                                                    -----------

                                                                      7,880,315
                                                                    -----------
Members' deficit:
  Members' capital                                                       25,000
  Distributions to prior owners                                        (788,256)
  Accumulated losses                                                   (451,009)
                                                                    -----------

                                                                     (1,214,265)
                                                                    -----------

                                                                    $ 6,666,050
                                                                    ===========












See accompanying notes to financial statements

                   TUCSON SAINT MARY'S SUITE HOSPITALITY, LLC
                  Statements of Operations and Members' Deficit
                      For the year ended December 31, 1997


Revenues:
         Room rentals                                                 $2,562,155
         Restaurant and banquet                                          813,651
         Telephone                                                       100,698
         Other                                                            65,144
                                                                      ----------
                                                                       3,541,648
                                                                      ----------
Department costs:
Wages and salaries:
         Salaries                                                        206,457
         Front desk                                                      139,182
         Housekeeping                                                    224,374
         Laundry and houseman                                             85,297
         Maintenance and other                                           146,069
         Taxes and benefits                                              129,684
                                                                      ----------
                                                                         931,063
                                                                      ----------
Rooms department:
         Guest supplies                                                   60,305
         Complimentary items                                              92,692
         Telephone                                                        65,824
         Cleaning supplies                                                36,776
         Office and desk supplies                                         11,707
         Linen                                                            18,952
         Travel agent commissions                                         25,217
         Reservations                                                      4,147
         Other rooms department                                           18,357
                                                                      ----------
                                                                         334,157
                                                                      ----------
Other operating expenses:
Administrative and general:
         Professional services                                            83,054
         Licenses, dues and subscriptions                                 12,274
         Bank charges and credit card discount                            51,045
         Management fees                                                  58,372
         Trademark license fees                                          100,414
         Other administrative                                             21,767
                                                                      ----------
                                                                         326,926
                                                                      ----------

Advertising and sales promotion:
         Travel and promotion                                             18,434
         Advertising trust fees                                           14,189
         Publications and newspapers                                      48,458
         Billboards                                                       18,949
         Guest mail and postage                                            6,685
         Supplies and sales printing                                      13,608
                                                                      ----------
                                                                         120,323
                                                                      ----------

                                                                     (continued)

                   TUCSON SAINT MARY'S SUITE HOSPITALITY, LLC
                  Statements of Operations and Members' Deficit
                      For the year ended December 31, 1997


Repairs and maintenance:
         Landscaping and pool                                       $    55,229
         Mechanical and electrical                                       42,611
         Supplies                                                        31,544
         Refurbishing                                                   181,658
                                                                    -----------
                                                                        311,042
                                                                    -----------
Restaurant and banquet:
       Food and beverage                                                224,016
       Wages                                                            292,261
       Benefits and taxes                                                51,500
       Supplies                                                          28,893
       Other                                                             14,404
                                                                    -----------
                                                                        611,074
                                                                    -----------
Utilities:
         Electric                                                       242,926
         Gas                                                             35,433
         Water and sewer                                                 71,940
                                                                    -----------
                                                                        350,299
                                                                    -----------
Other fixed charges:
         Property insurance                                              35,165
         Property taxes                                                 168,872
         Depreciation                                                   247,548
         Interest                                                       556,188
                                                                    -----------

                                                                      1,007,773
                                                                    -----------

         Total expenses                                             $ 3,992,657
                                                                    -----------


Net loss                                                               (451,009)
Members' capital contributions                                           25,000
Distributions to prior owners                                          (788,256)
Members' deficit, beginning of year                                        --
                                                                    -----------

Members' deficit, end of year                                       $(1,214,265)
                                                                    ===========









See accompanying notes to financial statements.

                   TUCSON SAINT MARY'S SUITE HOSPITALITY, LLC
                  Statements of Operations and Members' Deficit
                      For the year ended December 31, 1997


Cash flows from operating activities:
         Net income                                                        $   (451,009)
         Adjustments to reconcile net income to cash
            provided by operating activities:
               Depreciation                                                     247,548
               Amortization                                                      35,000
               (Increase) decrease in:
                    Accounts receivable                                         (51,999)
                    Inventories                                                 (95,643)
                    Cash held in escrow                                         (90,452)
                    Other assets                                                (11,277)
               Increase (decrease) in:
                    Accounts payable                                            391,484
                    Accrued expenses                                            298,403
                                                                           ------------
                         Net cash provided by operating activities              272,055
                                                                           ------------

Cash flows from investing activities:
       Acquisition of land, buildings and equipment                          (6,562,610)
                                                                           ------------
                         Net cash used by investing activities               (6,562,610)
                                                                           ------------

Cash flows from financing activities:
         Deferred loan fees                                                    (120,000)
         Increase in line of credit                                              50,000
         Increase in advances from affiliates                                 1,140,428
         Addition of deed of trust: payable                                   6,000,000
         Members' capital contributions                                          25,000
         Distributions to prior owners                                         (788,256)
                                                                           ------------
                         Net cash provided by financing activities            6,307,172
                                                                           ------------

                         Net increase in cash                                    16,617

         Cash, beginning of period                                                 --
                                                                           ------------

         Cash, end of period                                                $    16,617
                                                                           ============








See accompanying notes to financial statements.

                          Notes to Financial Statements
                          Year ended December 31, 1997

1.       Operations and Summary of Significant Policies.
         Tucson Saint Mary's Suite Hospitality, LLC ("The Company") (An Arizona Limited Liability Company) was organized in May 1997 to purchase and operate a hotel property in Tucson, Arizona. The financial statements are presented for the purpose of presenting the property's operations for a full year and include operations of the prior owners for the period January 1 to May 20, 1997. The property is operated under the InnSuites trademark ("InnSuites") of Hospitality Corporation International ("Hospitality"). An affiliate, InnSuites Hotels, LLC provides management services to the Company. The property is located in a developed area that includes other hotel properties some of which may have greater financial resources than the Company.

         Significant accounting policies of the Company follow:

         Property and Equipment.
         Buildings and equipment are stated at cost. Depreciation is provided principally using the straight-line method for financial reporting and income tax purposes over the estimated useful lives of the assets which range from 7 years for equipment to 40 years for the buildings. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense including regular guest room refurbishing. Loan fees are amortized over the term of the note. Property accounts consist of the following:


               Buildings                              $ 3,780,087
               Equipment and furnishings                1,882,523
                                                     ------------
                                                        5,662,610
               Accumulated depreciation                   247,548
                                                     ------------
                                                      $ 5,415,062
                                                      ===========

         Management of the Company reviews the hotel property for impairment when events or changes in circumstances indicate the carrying amounts of the hotel properties may not be recoverable. When such conditions exist, management estimates the future cash flows from operations and disposition of the hotel property. If the estimated undiscounted future cash flows from operations and disposition of the hotel property are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the related hotel property's estimated fair market value would be recorded and an impairment loss would be recognized. No such impairment losses have been recognized.

         Cash and Cash Equivalents.
         All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents.

         Cash Held in Escrow.
         Cash held in escrow consists of amounts for real estate taxes remitted to the lender which holds the deed of trust on the hotel property and amounts deposited for the replacement of hotel real and personal property pursuant to the terms of the loan agreement.

                          Notes to Financial Statements
                          Year ended December 31, 1997

         Deferred Loan Fees.
         Deferred loan fees are amortized over the terms of the related loan agreement. Amortization expense of $35,000 for the period ended December 31, 1997 is included in interest expense in the accompanying statements of operations. Accumulated amortization of deferred expenses was $35,000 at December 31, 1997.

         Revenue Recognition.
         Revenue is recognized as earned. Ongoing credit evaluations are performed and credit losses are charged off when deemed to be uncollectible. Such losses have been minimal and within management's expectations.

         Inventories.
         Inventories, which consist primarily of linen, operating supplies, and food and beverage, are stated at the lower of cost or market. Cost is determined by the first in, first out method.

         Income Taxes.
         All income and expense is passed through the Company for tax purposes and reported on the income tax returns of the individual members. Accordingly, the financial statements include no provision or liabilities for income taxes.

         Use of Estimates.
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                          Notes to Financial Statements
                          Year ended December 31, 1997

2.       Related Party Transactions

         The Company, Hospitality and its affiliates are related through common ownership and management. The Company accrued fees to Hospitality or its affiliates during 1997 for services rendered as follows (fees in excess of these amounts were paid by the property to the prior management company and trademark owner):


           Management fees (2.5% of total revenues)              $   35,472
           Trademark license fees (2.5% of total revenues)           35,472
           InnSuites Trust - advertising (1% of total revenues)      14,189

         Advances from affiliates are as follows:
           Hospitality Corporation International                 $  825,000
           Rare Earth Development Company                            52,500
           Managing member                                          262,928
                                                                 ----------
                                                                 $1,140,428
                                                                 ==========

         Advances from affiliates are working capital advances generally advanced during slower periods and repaid by the property during the busy season and advances connected with guest room refurbishing and improvements. There are no terms or covenants connected with the advances.


3.       Deed of Trust

         The deed of trust payable matures in May of 1999. Monthly payments of interest only of $70,000 are at a rate of 14%. The note is secured by all property and equipment of the Company and collateral assignment of all operating agreements. Interest paid in 1997 was $521,188. Annual principal payment requirements of the mortgage are as follows:


               1998               $        --
               1999                  6,000,000
                                  ------------
                                  $  6,000,000
                                  ============